UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RENTRAK CORPORATION

_____________________________________________________________________________________________

(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

July 16, 2007

To Our Shareholders:

Our 2007 Annual Meeting of Shareholders will be held on Thursday, August 23, 2007, at 10:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement. Our 2007 Annual Report is also enclosed.

Among the matters to be acted on at the meeting is the election of directors. Stanford "Bud" Stoddard will be retiring as of the annual meeting after six years of service on the board. We will miss Bud's knowledge, wisdom and guidance and wish to thank him for sharing his expertise in financial and business matters with us.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, and the Board of Directors joins me in hoping that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

Sincerely yours,
/s/ Paul A. Rosenbaum
PAUL A. ROSENBAUM
Chairman and Chief Executive Officer

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 23, 2007

To the Shareholders of

Rentrak Corporation:

The Annual Meeting of Shareholders of Rentrak Corporation ("Rentrak") will be held on Thursday, August 23, 2007, at 10:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, for the following purposes:

1.	To elect a Board of Directors consisting of six members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To hear reports from various officers of Rentrak; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 26, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The proxy statement, proxy card and 2007 Annual Report to Shareholders accompany this Notice.

Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting if you wish to vote in person.

By Order of the Board of Directors:
/s/ Mark L. Thoenes
MARK L. THOENES
Executive Vice President, Chief Financial Officer and Secretary

Portland, Oregon

July 16, 2007

TABLE OF CONTENTS

MEETING AND VOTING INFORMATION	1

PROPOSAL 1 – ELECTION OF DIRECTORS	2

COMMITTEES AND MEETINGS OF THE BOARD	4

CODE OF ETHICS	6

SHAREHOLDER COMMUNICATIONS WITH THE BOARD	6

DIRECTOR COMPENSATION FOR FISCAL 2007	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
Stock Ownership Table	8
Section 16(a) Beneficial Ownership Reporting Compliance	9

EXECUTIVE OFFICERS	10

EXECUTIVE COMPENSATION	12
Responsibilities and Processes of Compensation Committee	12
Discussion and Analysis of Executive Compensation Programs	12
Summary Compensation Table	16
Outstanding Option Awards at 2007 Fiscal Yearend	17
Option Exercises During Fiscal 2007	18
Potential Payments upon Termination or Change-in-Control	19

REPORT OF THE COMPENSATION COMMITTEE	25

REPORT OF THE AUDIT COMMITTEE	26

MATTERS RELATING TO OUR AUDITORS	26
Selection of Independent Auditors	26
Fees Paid to Principal Independent Auditors	27
Pre-Approval Policy	27

SHAREHOLDER PROPOSALS FOR 2008	28

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

______________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 23, 2007

______________________________

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

The board of directors of Rentrak Corporation ("Rentrak") is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board's solicitation of proxies for use at Rentrak's 2007 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on Thursday, August 23, 2007, at 10:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located on the first floor at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220.

Solicitation and Revocation of Proxies

Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak's Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak's Secretary.

Rentrak's board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying 2007 Annual Report to Shareholders, which includes Rentrak's audited financial statements for the fiscal year ended March 31, 2007, and the other portions of Rentrak's 2007 Annual Report on Form 10-K, are being mailed on or about July 16, 2007, to shareholders of record on June 26, 2007.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of six members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;
•	To hear reports from various officers of Rentrak; and
•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.3.1 of Rentrak's 1995 Restated Bylaws, as amended, sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the 1995 Restated Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on June 26, 2007 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 10,726,491 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak's directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management."

Voting; Quorum; Vote Required

Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak's outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming the existence of a quorum, the affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, will be required to elect persons nominated to be directors.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, only votes cast in favor of a nominee for director will have an effect on the outcome of the election of directors.

Effect of Broker Non-Votes

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy but does not vote on a proposal because the nominee does not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of the election of directors.

Costs of Solicitation

Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone, facsimile, or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Rentrak's 1995 Restated Bylaws, as amended, provide that its board of directors shall consist of six members. The board of directors has nominated the individuals named below to fill the six positions. If for any reason any of the nominees named below should become unavailable for election (an event that the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than six nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

Five of our current directors, Judith Allen, Cecil Andrus, George Kuper, Paul Rosenbaum, and Ralph Shaw, have been nominated to stand for re-election as directors. Stanford Stoddard, who has been a director of Rentrak since 2001, is retiring from the board and is not standing for re-election. Tom Allen, who is being nominated for election at the annual meeting to fill the position vacated by Mr. Stoddard, has been serving as an adviser to the Rentrak board for the past three years. Mr. Allen was recommended by executive recruiting consultant Ken Greger of Greger/Peterson Associates, Inc. in 2004 to serve in an advisory capacity to the board.

The board of directors has determined that each of the nominees for director named below, other than Mr. Rosenbaum, is or will be an "independent director" under Rule 4200(a)(15) of the Nasdaq listing standards.

The board of directors recommends a vote "FOR" the election of each of the following nominees for director:

JUDITH G. ALLEN (age 50). Ms. Allen is a Vice President in the Product Management group of Time Warner Cable, a position she has held since June 2007. From 2001 until June 2007 Ms. Allen was president of Allen Strategies, a media marketing and strategy consulting firm located in Englewood, Colorado. Ms. Allen has been involved in the cable television industry for nearly 20 years, holding positions as senior vice president of MediaOne Group, Inc., senior vice president of marketing and programming of Century Communications, and vice president, affiliate relation at USA Network. She was named 2007 Woman of the Year by the Rocky Mountain Chapter of Women in Cable Telecommunications, and one of the twelve most powerful women in cable by Cablevision Magazine in 1999. She received an A.B. in history from Brown University and an M.B.A. from Harvard Business School. Ms. Allen has served as a director of Rentrak since 2004.

TOM ALLEN (age 54). Mr. Allen has been Executive Vice President and Chief Financial Officer and was a co-founder of ACME Communications, Inc. (“ACME”), a television broadcasting group headquartered in Santa Ana, California, since 1997. Mr. Allen also serves on the Board of Directors of ACME. Prior to that, Mr. Allen served as Chief Operating and Chief Financial Officer of Virgin Interactive Entertainment, Inc. from 1993 through 1996 and served as Fox Broadcasting Company’s initial chief financial officer from 1986 through 1993. Mr. Allen has served as an advisor to the Rentrak board since 2004.

CECIL D. ANDRUS (age 75). Beginning in 1995, Mr. Andrus founded and continues to serve as the chairman of the Andrus Center for Public Policy at Boise State University. Mr. Andrus has also been of counsel to the Gallatin Group, a public policy consulting firm in Boise, Idaho, since 1995. He was elected governor of the State of Idaho for four terms (beginning in 1970, 1974, 1986, and 1990). Mr. Andrus also was the U.S. Secretary of the Interior from 1977 to 1981. Mr. Andrus has served as a director of Rentrak since 2000 and is also a director of PCS Edventures!.com, Inc.

GEORGE H. KUPER (age 66). Mr. Kuper is an independent consultant in the areas of productivity improvement, information system strategy, environmental and energy issues, and public policy and provides advice to small and start-up companies in the chemical, electronics, and software industries. Since 1994, Mr. Kuper has also served as president and CEO of the Council of Great Lakes Industries in Ann Arbor, Michigan. During his career, he has held positions as director of productivity programs at the General Electric Company (1978-83); executive director of the Manufacturing Studies Board of the National Academy of Science (1983-88); and CEO of the U.S.’s largest applied research laboratory for manufacturing technologies, the Industrial Technology Institute (1988-94). Mr. Kuper was a founder of the National Center for Manufacturing Sciences and executive director of the National Center for Productivity, a Presidential appointment. Mr. Kuper received a BA from The Johns Hopkins University, an MSc(econ) from the London School of Economics and Political Science, and an MBA from Harvard Business School. He has served as a director of Rentrak since 2000.

PAUL A. ROSENBAUM (age 64). A significant shareholder in Rentrak since 1994, Paul Rosenbaum was elected in September 2000 to serve as the company’s Chairman of the Board and Chief Executive Officer. During his career as a legislator and in private practice, Mr. Rosenbaum acquired extensive knowledge of U.S. banking and insurance law. He served in the Michigan Legislature from 1972 to 1978, during which he chaired the House Judiciary Committee, was legal counsel to the Speaker of the House and wrote and sponsored the Michigan Administrative Procedures Act. Additionally, Mr. Rosenbaum served on the National Conference of Commissioners on Uniform State Laws, as vice chairman of the Criminal Justice and Consumer Affairs Committee of the National Conference of State Legislatures, and on a committee of the Michigan Supreme Court responsible for reviewing local court rules. From 1980 to 1986 he served on the Board of Trustees of Springfield College. Mr. Rosenbaum also is the CEO of SWR Corp., which he founded in 1994. SWR Corp. is based in Michigan and designs, sells, and markets specialty industrial chemicals.

RALPH R. SHAW (age 68). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of four venture capital funds beginning in 1983. Mr. Shaw received a B.A. in public accounting from Hofstra University and a J.D. from New York University's School of Law. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. He is also a director of Schnitzer Steel Industries, Inc., and chairs its compensation committee. Mr. Shaw served as an outside director of one of Rentrak's subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004.

COMMITTEES AND MEETINGS OF THE BOARD

The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2007, the board of directors held four meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2007.

The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors, including our annual meetings of shareholders. All directors attended the annual meeting held in August 2006.

Audit Committee

Rentrak has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee's activities are governed by a formal written charter, a copy of which is available on Rentrak's website under "Investor Relations" at www.rentrak.com. The Audit Committee held four meetings during the fiscal year ended March 31, 2007.

Mr. Andrus (Chair), Mr. Kuper, Mr. Shaw and Mr. Stoddard, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards, are the current members of the Audit Committee. No other persons were members of the Audit Committee during fiscal 2007. The board of directors has determined that Mr. Shaw is qualified to be an "audit committee financial expert" as defined in the rules of the Securities and Exchange Commission (the "SEC").

The Audit Committee makes decisions regarding the engagement or discharge of Rentrak's independent auditors, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, and oversees the integrity of Rentrak's financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak's independent auditors. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak's directors, officers and employees. The Audit Committee's charter also makes it responsible for reviewing for potential conflicts of interest all transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC's disclosure rules and determining whether or not to approve any such transactions.

Compensation Committee

The members of the Compensation Committee are Ms. Allen (Chair), Mr. Andrus and Mr. Shaw, each of whom is an "independent director" as defined in Rule 4200(a)(15) of the Nasdaq listing standards. No other persons were members of the Compensation Committee during fiscal 2007. The Compensation Committee is responsible for approving and evaluating Rentrak's director and officer compensation plans, policies and programs, evaluating the performance of Rentrak's management, and making compensation decisions regarding Rentrak's executive employees. The Compensation Committee is governed by a written charter most recently revised on May 21, 2007. The charter is available on Rentrak’s website under “Investor Relations” at www.rentrak.com. During the fiscal year ended March 31, 2007, the Compensation Committee held eight meetings.

Nominating and Governance Committee

The Nominating and Governance Committee (the "Nominating Committee") is chaired by Mr. Kuper; Ms. Allen and Mr. Andrus are its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards. No other persons were members of the Nominating Committee during fiscal 2007. The Nominating Committee is governed by a written charter, a copy of which is available on Rentrak's website under "Investor Relations" at www.rentrak.com. The Nominating Committee held three meetings during the fiscal year ended March 31, 2007.

The Nominating Committee is responsible for identifying individuals qualified to become directors of Rentrak and recommending to the board of directors candidates for election and for recommending individuals to serve on each board committee. It is also responsible for developing for board approval a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak's chief executive officer position.

The Nominating Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will take into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment.

In determining whether to recommend nomination of current directors for re-election, the Nominating Committee will perform periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak.

When the Nominating Committee is required to identify new director candidates, because of a vacancy or a desire to expand the board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has the authority to hire a third party search firm if it deems such action to be appropriate, but has not done so since January 1, 2006. Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates' background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate's name, biographical information, and qualifications to: Chair of Nominating Committee, in care of Mark L. Thoenes, Executive Vice President, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources.

Finance Committee

The Finance Committee is comprised of Mr. Shaw (Chair), Ms. Allen and Mr. Kuper. It is responsible for evaluating strategic and operational financial issues facing Rentrak. During the fiscal year ended March 31, 2007, the Finance Committee met five times.

Committee Membership at June 30, 2007

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
Judith Allen	-	Chair	Member	Member
Cecil Andrus	Chair	Member	Member	-
George Kuper	Member	-	Chair	Member
Ralph Shaw	Member	Member	-	Chair
Stanford “Bud” Stoddard	Member	-	-	-

CODE OF ETHICS

Rentrak has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to its chief executive officer, president, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak's financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak's website under "Investor Relations" at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDERS COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of Mark L. Thoenes, Executive Vice President, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Such communications will be forwarded unopened to the individual occupying that position. The Chair of the Nominating Committee will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating Committee determines that they do not appear to be within the scope of the board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2007

The following table summarizes compensation paid to directors for services during the fiscal year ended March 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Judith G. Allen	$63,000	$90,360	$153,360
Cecil D. Andrus	$59,000	$90,360	$149,360
George H. Kuper	$49,250	$90,360	$139,610
Ralph R. Shaw	$57,700	$90,360	$148,060
Stanford C. "Bud" Stoddard	$42,100	$90,360	$132,460

(1)

The dollar amounts reflect the compensation expense recognized for fiscal 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), with respect to deferred stock unit ("DSU") awards.

In establishing director compensation, the Compensation Committee and the board of directors considered information regarding the compensation paid to directors of the peer group companies listed under the heading “Executive Compensation – Discussion and Analysis of Executive Compensation Programs” below that was provided by Lipis Consulting, a compensation consultant engaged by the Compensation Committee, along with director compensation information derived from other sources.

Each non-employee director of Rentrak receives an annual retainer of $30,000. In addition, the chair of the Compensation Committee receives a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other non-employee director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board or committee meeting they attend in person or by telephone conference call. Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

The 2005 Stock Incentive Plan, which was approved by Rentrak's shareholders at the 2005 annual meeting, does not provide for automatic, equity-based grants to non-employee directors. On June 15, 2006, the board of directors, upon the recommendation of the Compensation Committee, approved annual awards of DSUs to each non-employee director of Rentrak in lieu of the annual option grants previously provided under Rentrak's 1997 Equity Participation Plan. Each award entitles the director to receive 9,000 shares of Rentrak common stock upon ceasing to be a director following a one-year vesting period. In addition, the DSUs will fully vest upon termination of the recipient's service on the Board due to death or disability or a change in control of Rentrak during the one-year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of June 26, 2007, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of 5% or more of Rentrak's outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the executive officers of Rentrak named in the Summary Compensation Table below, and (iv) all current directors and executive officers of Rentrak as a group.

	Shares Beneficially Owned
Name	Number (1)		Percentage (1)

5% or Greater Owners
Mark Cuban	629,300	(2)	5.9%
5424 Deloache Avenue
Dallas, Texas 75220

Directors and Nominees
Judith Allen	20,000		*
Tom Allen	500		*
Cecil Andrus	33,500		*
George Kuper	60,000		*
Paul Rosenbaum**	538,900		4.8%
Ralph Shaw	17,500		*
Stanford Stoddard	99,650	(3)	*

Named Execuitve Officers
Mark Thoenes	36,328		*
Kenneth Papagan	106,300		*
Amir Yazdani	183,260		1.7%
Ronald Giambra	20,000		*

All Current Executive Officers and Directors as a group (14 persons)	1,215,029		10.4%

* Less than one percent

** Is also a named executive officer

(1)

Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 10,726,491 shares of Rentrak's common stock issued and outstanding as of June 26, 2007. In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that can be exercised within 60 days after June 26, 2007, as follows: Judith Allen, 17,500 shares; Tom Allen, zero shares; Cecil Andrus, 25,000 shares; Ronald Giambra, 20,000 shares, George Kuper, 60,000 shares; Kenneth Papagan, 106,300 shares; Paul Rosenbaum, 487,500 shares; Ralph Shaw, 17,500 shares; Stanford Stoddard, 10,000 shares; Mark Thoenes, 18,250 shares; Amir Yazdani, 125,000 shares; and all executive officers and directors as a group, 963,275 shares.

(2)	Mark Cuban filed a Schedule 13G reporting as of December 31, 2006, sole voting power and dispositive power as to 629,300 shares.
(3)	Includes 1,000 shares held by Mr. Stoddard as Trustee of the S.C. Stoddard CRAT and 48,500 shares held by Mr. Stoddard as Trustee of the S.C. Stoddard Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rentrak's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak's common stock ("10% shareholders") to file with the SEC initial reports of beneficial ownership (Form 3s) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak's knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak's officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements since March 31, 2006, except as follows: Cathy Hetzel, an executive officer, late in filing one Form 4 reporting a share purchase; Chris Roberts, an executive officer, late in filing one Form 4 reporting a sale of stock; and Cecil Andrus, George Kuper, Ralph Shaw and Stanford Stoddard, each a director, late in filing one Form 4 reporting the grant of DSUs.

EXECUTIVE OFFICERS

The names, ages, positions and backgrounds of Rentrak's current executive officers in addition to Paul Rosenbaum are as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Timothy Erwin	38	2000

Vice President, Sales and Customer Relations. Mr. Erwin has been with Rentrak for over 16 years and, prior to his promotion in June 2000, held positions including Manager of Customer Services and Key Accounts and Sr. Director of Customer Relations. Prior to joining Rentrak, Mr. Erwin was a District Manager for National Video.

Ron Giambra	45	2003

Senior Vice President, Theatrical. Mr. Giambra joined Rentrak in 2001 as Vice President, Theatrical and now serves as Senior Vice President, Theatrical, since his promotion in early 2003. Prior to joining Rentrak, Mr. Giambra held various management positions with motion picture distribution companies, including Tribune Media from 2000 to 2001, Destination Films in 1999 and 2000, Polygram Film Entertainment from 1997 to 1999, and Orion Films from 1983 to 1997.

Marty Graham	49	2005

President, PPT Division. Mr. Graham served as Chief Operating Officer, PPT Division from January 2005 until he was promoted to his current position in October 2005. Mr. Graham served as Senior Vice President, Studio Relations from May 2002 through December 2004. Previously, he served Rentrak as Vice President, Product Development beginning in 1991. Mr. Graham joined Rentrak in October 1988 as Director of Product Development. Prior to joining Rentrak, Mr. Graham served as general manager and secretary/treasurer of Pacific Western Video Corporation.

Cathy Hetzel	56	2007

President, AMI Division. Ms. Hetzel joined Rentrak in March 2004, following a one-year consulting relationship with Rentrak, and served as Senior Vice President, OnDemand Essentials until her appointment to her current position in April 2007. Previously, she was senior vice president, business development at Concero, an interactive television, VOD and electronic commerce services company, beginning in March 2000. Prior to that, she was senior vice president of Digital Cable Radio Associates, a partnership of several music recording companies and cable operators.

Kenneth Papagan	55	2007

President and Chief Strategy Officer. Mr. Papagan jointed Rentrak in November 2002 and served as Executive Vice President, Business Development & Strategic Planning until his appointment to his current position in April 2007. Prior to joining Rentrak in November 2002, Mr. Papagan held the position of president at Delmar Media.Net, a digital media consulting services firm. From 1997 to 2001, Mr. Papagan held several positions at iXL Inc., an internet consulting firm, including global general manager of one of the enterprise’s practice groups, Digital Media and Broadband Solutions. At iXL, clients included AT&T Broadband, Bloomberg Television, Flextech (U.K.), AOL, Fox, CPB and several others. Mr. Papagan’s 25-year career in media and entertainment includes having been an executive member of the launch teams of eight television networks including Qube, Nickelodeon, MTV, The Movie Channel, ON TV and The JC Penney Shopping Channel.

Christopher Roberts	39	2003

Senior Vice President, Sales & Marketing. Mr. Roberts was promoted to his present position in June 2003. Prior to becoming Vice President, Sales in 1994, which position he held until 2003, Mr. Roberts was Rentrak's National Director of Sales, a position he held beginning in September 1992. Previously, Mr. Roberts worked as an account executive for Rentrak. Prior to that, he was an account executive for National Video.

Mark Thoenes	54	2006

Executive Vice President and Chief Financial Officer. Mr. Thoenes previously held the position of Senior Vice President and Chief Financial Officer from June 2003 through December 2005. He was appointed Vice President and Chief Financial Officer of Rentrak on January 1, 2001 and served in that position through May 2003. From July 1, 2000, to December 31, 2000, Mr. Thoenes was engaged as an outside consultant to serve as Rentrak's Chief Financial Officer. Prior to joining Rentrak, Mr. Thoenes worked in the healthcare industry for 14 years beginning in 1996 in various financial and operational management positions, most recently as chief operating officer for Physician Partners, Inc. and as chief financial officer for PhyCor of Vancouver, Inc., both health care companies. Mr. Thoenes began his career as a CPA with the public accounting firm Ernst & Young LLP.

Amir Yazdani	47	2001

Executive Vice President, Information Technology and Chief Information Officer. Mr. Yazdani was promoted to his present position in July 2001. Previously, Mr. Yazdani was Vice President, Management Information Systems of Rentrak's former subsidiary 3PF.COM, Inc., from 1999 to June 2001 and Vice President, Management Information Systems of Rentrak from 1993 to 1999.

EXECUTIVE COMPENSATION

Responsibilities and Processes of Compensation Committee

The Board of Directors has delegated responsibility for considering and approving the compensation and awards to all of Rentrak's executive officers, including the executive officers listed in the Summary Compensation Table on page 16 (the "named executive officers"), to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak's executive compensation programs.

Engagement of Independent Consultant. For assistance in designing Rentrak's compensation programs for executive officers to meet our goals and objectives, the Compensation Committee has on a periodic basis engaged the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. In fiscal 2006 and fiscal 2007, the Compensation Committee retained Lipis Consulting (the "Consultant") to provide such services.

Role of Executive Officers. The base salaries and annual cash incentive bonuses paid to named executive officers for fiscal 2007, excluding our CEO, Paul Rosenbaum, were recommended to the Compensation Committee by our CEO and approved by the Compensation Committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the Compensation Committee as a whole. Our CEO was present during the Compensation Committee's deliberations and approval process regarding compensation of executive officers other than himself.

The base salary and annual cash incentive bonus paid to Mr. Rosenbaum for fiscal 2007 were approved by the Compensation Committee in executive session after considering corporate and individual performance parameters, including:

* Rentrak's profitability,

* the CEO's leadership and management,

* regulatory compliance,

* our business planning, strategy and execution,

* employee and customer satisfaction, and

* shareholder relations.

Discussion and Analysis of Executive Compensation Programs

Compensation Principles. In general, our compensation policy is designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers includes cash incentive bonuses and equity awards (generally stock options) that reward the achievement of goals and objectives relating to both individual performance and company performance.

Rentrak’s overall executive compensation levels are designed to attract and retain the type of talent needed to enable us to achieve and sustain a leadership position in the business and industry in which Rentrak competes, as well as to increase the long-term value of the company for shareholders. In general, this means that total executive compensation should be at or above the median for Rentrak’s peers and other appropriate benchmarks.

Our executive compensation policy is designed to focus Rentrak’s officers on achieving strong short-term performance goals and objectives as well as ensuring that the necessary steps are taken to achieve long-term success. Rentrak uses a variety of performance goals and objectives, including personal, financial, operational and strategic.

Benchmarking and Comparative Peer Group. The Compensation Committee periodically compares the total annual compensation of each named executive officer to the total annual compensation of executives holding comparable positions at similarly-situated peer companies. For the purpose of such comparisons, the committee considers base salary, annual incentive bonus, and the value of stock option grants. The Compensation Committee focuses on the level of total annual compensation, as well as the nature of the various individual elements of compensation, because both are generally important to executives. This gives us the flexibility to provide forms of compensation that are tailored to meet our goals and objectives, as well as the particular executive's needs and wishes, whether at the time of hire or later in the employment relationship.

The Consultant's fiscal 2007 report to the Compensation Committee provided compensation-related information regarding the companies listed below (the "peer group"):

Arbitron, Inc. BSD Software, Inc. Ceridian Corp. Dun & Bradstreet Corp. Greenfield OnLine, Inc. Guideline, Inc. IMAX Corp.	IMS Healthcare, Inc. Lakes Entertainment, Inc. Navarre Corp. NetRatings, Inc. Opinion Research Corp. Reading International, Inc. ROO Group, Inc.

The companies comprising the peer group used in the Consultant's fiscal 2007 report were selected by the Consultant and approved by the Compensation Committee in consultation with the CEO. The peer group includes companies in the media and software industries that have similar revenues, similar market capitalizations, or similar numbers of employees as compared to Rentrak. The Consultant's fiscal 2007 report included information regarding base salary, bonus, value of awarded stock options, and certain other compensation derived from various sources, including the proxy statements of members of the peer group.

Goals and Objectives for Executive Compensation. The goals and objectives of our executive compensation program for named executive officers are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak's strategic goals and increase shareholder value. For fiscal 2007, total executive compensation was established for each named executive officer based on such factors as:

* length of time in the position,

* scope of job responsibilities,

* current and long-term job performance and potential for advancement,

* competitive market conditions for individuals holding similar positions, and

* the short-term and longer-term performance of our company.

Total executive compensation may also be affected by decisions to pay higher levels of compensation in order to attract superior executive talent in critical functions or to provide additional compensation outside of the normal annual review cycle to address retention issues.

Based on our review of the compensation arrangements discussed below, and our assessments of individual executive and corporate performance, we believe our executive compensation levels and the design of our executive compensation programs are effective in meeting our compensation goals and objectives.

Fiscal 2007 Elements of Compensation. The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, annual cash incentive bonus, stock options or other equity-based or long-term incentive compensation, severance and change-in-control agreements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below.

Base Salaries. The Compensation Committee annually reviews and considers adjustments to the base salary of executive officers based on company performance, individual executive performance, increased responsibilities, comparative market compensation for the position, retention considerations and CEO recommendations. For periods including fiscal 2007, the base salary of each named executive officer has been set at or near the median base salary of executives holding similar positions in the peer group, based on survey information provided by the Consultant. During fiscal 2007, the base salary levels of our named executive officers other than Mr. Rosenbaum were unchanged from fiscal 2006, when salary rates for those officers had been increased by amounts ranging from 3% to 20%. Mr. Rosenbaum's base salary was increased by 5.5% in fiscal 2007; the increase took into account the fact that his salary in fiscal 2006 had remained unchanged from the level in effect for fiscal 2005.

Annual Cash Incentive Bonuses. Rentrak has implemented a performance bonus program under which executive officers may receive annual cash incentive payments based on improvement in corporate and personal performance. The incentive bonuses are based on (a) performance by the company as a whole or by the line of business for which the officer is responsible and (b) achievement of specific performance parameters established for each individual officer. Company or line of business performance is generally measured by the improvement in pre-tax operating income for the company or line of business over the levels approved by the board of directors as part of the annual budget process. For each executive officer other than the CEO, the CEO recommends for Compensation Committee approval a participation percentage for the portion of the officer's bonus tied to company or line of business performance.

Participation percentages related to performance by line of business ranged from approximately 1.5% to 18% of pre-tax operating income for fiscal 2007. The participation percentages are generally lower for executives responsible for the larger, more established lines of business such as the PPT Division, and higher for those officers managing Rentrak's newer products and services, in order to provide an appropriate reward for the development and execution of new ventures generating relatively small amounts of operating income, or even a loss, in the initial years.

An executive who manages a line of business that does not generate pre-tax operating income higher than budgeted levels (or a lower operating loss) is not entitled to an incentive bonus for the year. The incentive awards for other executives are subject to upward or downward adjustment based on their level of achievement of individual performance parameters. Achievement of a score below 75% results in forfeiture of the entire bonus. For fiscal 2007, four executive officers, one of whom was a named executive officer, received cash incentive bonuses totaling $183,718 based on pre-tax operating income of the lines of business for which they were responsible. The fiscal 2007 performance bonuses of the three other named executive officers excluding the CEO were based 50% on corporate performance, with a participation percentage ranging from 0.34% to 0.39% of Rentrak's pre-tax operating income, and 50% on the achievement of individual objectives.

The Compensation Committee also established specific corporate and personal objectives for the CEO's fiscal 2007 performance bonus. Each objective was weighted to denote its relative importance to the overall bonus target established by the committee in the range of 15% to 20% of base salary. The corporate objectives included target levels of company-wide revenues and pre-tax operating income, an increase in Rentrak's stock trading price, product line improvements, and administrative objectives related to disaster recovery planning and human resource program improvements, while personal objectives included business development and innovation goals. Following fiscal year end, the Compensation Committee assessed the CEO's level of achievement of the corporate and personal goals and awarded him a bonus of $52,000.

The cash incentive bonuses for fiscal 2007 paid to Rentrak's named executive officers are shown in the Summary Compensation Table on page 16.

Stock Options and Other Equity-based Awards. In prior fiscal years, the Compensation Committee has granted stock options to the named executive officers under the 2005 Stock Incentive Plan and previous stock option plans. However, no grants were made to the named executive officers in fiscal 2007. The Compensation Committee is reviewing how to use equity-based compensation as a part of its executive compensation program in the future in light of the recent requirement under generally accepted accounting principles to expense all equity-based awards in the financial statements. When granted, stock options typically have an exercise price equal to the market value of the Common Stock on the date of grant.

Benefits and Perquisites. Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our health, dental and vision plans, disability and life insurance plans, paid personal time-off, as well as Rentrak's 401(k) retirement plan. The CEO also receives a Company-leased automobile for his use and is provided with a personal long-term care insurance policy. Rentrak has provided another named executive officer with a personal portable supplemental life insurance and long-term disability insurance policy at Rentrak’s expense. These additional benefits are reflected in the Summary Compensation Table on page 16.

Employment Agreements and Termination and Severance Benefits. We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. A more detailed discussion of the terms and conditions of our employment agreements with our named executive officers is included below under the subheading "Potential Payments upon Termination or Change-in-Control."

Recoupment of Annual Bonuses and Stock Gains. The Sarbanes-Oxley Act of 2002 provides that, if a company is required to restate its financial statements due to material non-compliance with reporting requirements, the CEO and CFO must reimburse the company for (1) any bonus or other incentive or equity-based compensation received during the 12 months preceding the first public release of restated financial statements, and (2) any profits from the sale of securities during those 12 months.

Deductibility of Compensation. In considering Rentrak's compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code. This provision limits the deductibility of compensation in excess of $1 million paid to any of a company's five most highly-paid executive officers in a single tax year. Compensation that is "performance-based" or qualifies under certain other exceptions is excluded from the calculation. For example, stock options granted under Rentrak's 2005 Stock Incentive Plan are structured to qualify as "performance-based compensation" under Section 162(m). Deductibility is, however, only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak's executive compensation.

Summary Compensation Table

The following table summarizes the various elements of compensation for the fiscal year ended March 31, 2007, paid to or earned by our chief executive officer, chief financial officer and three other most highly compensated executive officers during fiscal 2007.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Paul Rosenbaum, Chief Executive Officer	2007	$465,721	$52,000	$133,093	$22,192	$673,006
Mark Thoenes, Chief Financial Officer	2007	$255,000	$42,140	$42,363	$1,500	$341,003
Kenneth Papagan, Executive Vice President, Business Development & Strategic Planning	2007	$300,000	$45,518	$43,960	$13,395	$402,873
Amir Yazdani, Executive Vice President and Chief Information Officer	2007	$260,000	$43,120	$19,422	$3,408	$325,950
Ronald Giambra, Senior Vice President Theatrical	2007	$247,200	$45,640	$24,926	$0	$317,776

(1)	Reflects principal position as of March 31, 2007.

(2)

The amounts shown reflect the annual cash incentive bonuses paid in June 2007 based on performance during fiscal 2007. The bonus awards are discussed in more detail under the heading "Annual Cash Incentive Bonuses" on page 14.

(3)

Reflects the compensation expense recognized in fiscal 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), with respect to option awards granted to the named executives. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the vesting period for each option. The assumptions made in determining the grant date fair values of options under SFAS 123R are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2007. As there were no awards granted to the named executive officers in fiscal 2007, these amounts relate to awards granted in prior fiscal years.

(4)	Amounts disclosed include the following:

A.  Mr. Rosenbaum received as perquisites a long-term care insurance policy with premiums totaling $11,326 and an automobile for his personal use with lease payments totaling $9,366 (amounts include reimbursement of personal income tax obligations). In addition, Mr. Rosenbaum received $1,500 in annual matching contributions under Rentrak’s 401(k) plan.

B.  Mr. Thoenes received $1,500 in annual matching contributions under Rentrak’s 401(k) plan.

C.  Mr. Papagan received $11,895 in reimbursement of relocation expenses, as well as $1,500 in annual matching contributions under Rentrak’s 401(k) plan.

D.  Mr. Yazdani received the benefit of a supplemental life insurance and long-term disability plan with annual premiums totaling $1,908, as well as $1,500 in annual matching contributions under Rentrak’s 401(k) plan.

Outstanding Option Awards at 2007 Fiscal Yearend

The following table provides information about stock options held by the named executive officers at March 31, 2007. No executive officers have been granted stock awards in the past six years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul	100,000		$5.75	8/22/2007
Rosenbaum	100,000		3.50	3/30/2011
	200,000		3.16	9/11/2011
	37,500	37,500 (1)	10.50	2/9/2012
	50,000		6.89	8/20/2013
Mark	7,000		$2.19	1/1/2011
Thoenes	3,750	1,875 (2)	7.97	11/26/2013
	3,750	3,750 (3)	9.00	8/23/2014
	1,875	5,625 (4)	9.14	11/9/2015
Kenneth	56,300		$5.00	11/18/2012
Papagan	50,000		9.23	3/3/2014
Amir	5,000		$5.88	2/23/2008
Yazdani	10,000		2.81	4/1/2009
	10,000		3.75	4/19/2010
	90,000		3.40	7/1/2011
	7,500	2,500 (5)	6.89	8/20/2013
Ronald Giambra	15,000	5,000 (5)	$6.89	8/20/2013

(1) Vests 50% on February 9, 2008 and 50% on February 9, 2009.

(2) Vests 100% on November 26, 2007.

(3) Vests 50% on August 23, 2007 and 50% on August 23, 2008.

(4) Vests one-third on November 9, 2007, one-third on November 9, 2008, and one-third on November 9, 2009.

(5) Vests 100% on August 20, 2007.

Option Exercises During Fiscal 2007

The following table provides information regarding exercises of stock options by the named executive officers during the fiscal year ended March 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Paul Rosenbaum	--	--
Mark Thoenes	50,000	$345,750
Kenneth Papagan	--	--
Amir Yazdani	65,000	$598,975
Ronald Giambra	--	--

Potential Payments upon Termination or Change-in-Control

Rentrak has entered into employment agreements with each of its executive officers, including the named executive officers. Mr. Rosenbaum's agreement has a current expiration date of September 30, 2008. Each of the other agreements will expire December 31, 2007, subject to automatic renewal for successive one-year periods unless Rentrak gives notice of nonrenewal by a specified date prior to the end of each year. The agreements will also automatically extend for an additional two calendar years (three calendar years in the case of Mr. Rosenbaum) if a change-in-control (a "CIC") occurs during the term of the agreement. A CIC includes (1) the acquisition by a person or group of beneficial ownership of 25% or more of the combined voting power of Rentrak's then outstanding capital stock, (2) the election of directors a majority of whom are not individuals nominated by Rentrak's then incumbent directors, and (3) the approval by Rentrak's shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak's assets, or a merger or similar transaction other than a transaction in which Rentrak's shareholders continue to hold at least 75% of the combined voting power of the voting securities of the surviving entity immediately following the transaction, except that, in the case of Mr. Rosenbaum's agreement, a CIC does not include an event that has been approved by two-thirds of Rentrak's directors then in office.

The employment agreements provide for severance upon termination of employment for specified reasons, including death, disability, voluntary termination by the employee for good reason, or involuntary termination without cause. Good reason is defined as Rentrak's failure to comply with the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in the officer's position or responsibilities or a reduction in his or her base salary. In the case of Messrs. Papagan, Thoenes and Yazdani, good reason also includes Mr. Rosenbaum's ceasing to be Rentrak's CEO for any reason. Cause is defined as a material breach of the agreement by the officer, the officer's failure to comply with Rentrak's general policies or standards or to perform any job duties, a felony conviction or plea of no contest, or any act by the officer constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.

Severance Following Termination During Term of Agreement. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by the officer other than for good reason. If an executive officer is terminated during the term of the agreement and before a CIC occurs, by Rentrak without cause or by the officer for good reason, in addition to accrued base salary and other benefits, the officer is entitled to receive severance payments in the amount of his or her monthly base salary during a severance period of (a) three months for each full four years of continuous service, (b) the number of monthly installments specified in the agreement (12 months for Mr. Rosenbaum, nine months for Messrs. Giambra, Thoenes and Yazdani, and six months for Mr. Papagan), or (c) the remaining term of the agreement, whichever is longest. Health insurance benefits will also be continued during this period unless provided by a subsequent employer. Continuation of severance payments generally is subject to compliance with an agreement not to compete with Rentrak and execution by the officer of a general release of claims against Rentrak.

If employment is terminated during the term of the agreement and after a CIC occurs, either without cause or for good reason, the executive officer will be entitled to receive a lump sum payment equal to two times his or her then-current annual base salary and average annual bonus amount during the prior two fiscal years (three times base salary only in the case of Mr. Rosenbaum), subject to reduction if his or her resulting after-tax benefit would be larger due to the effect of the excise tax on excess parachute payments. He or she will also be entitled to continued participation in Rentrak's health and life insurance plans, other welfare plans, and 401(k) plan for two years (three years in the case of Mr. Rosenbaum).

If an executive officer dies or becomes disabled during the term of the agreement, the officer or his or her estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment, except that in the case of Mr. Rosenbaum, his estate will be entitled to a lump sum payment of $500,000 less any amounts payable under any life insurance policies purchased by Rentrak for the benefit of Mr. Rosenbaum's dependents.

Severance upon Termination After Expiration of Agreement. The employment agreements with Messrs. Giambra, Papagan, Thoenes and Yazdani also provide for continuation of medical benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by the executive officer with good reason, after expiration of the term, provided that the officer has had five or more continuous years of employment with Rentrak. The total amount of the severance payments will equal the officer's monthly base salary then in effect times (a) three months for each full four years of continuous service or (b) the number of monthly installments specified in the agreement, whichever is longer.

The following tables set forth certain information concerning payments and other benefits that would have been payable to our named executive officers under the agreements currently in place in the event their employment was terminated or a CIC had occurred on March 31, 2007, under various circumstances described in the tables. The tables assume no future changes in benefits or vesting are made. We have not entered into any agreements or plans that provide benefits to our named executive officers solely as a result of a change in control, other than the acceleration of vesting of unvested stock options in certain circumstances. Except as noted in the footnotes to the tables, all amounts are payable by Rentrak.

Paul Rosenbaum, Chief Executive Officer

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$475,000	$1,425,000	$0	$475,000	$1,425,000	$0	$500,000	$0
Stock Option Vesting (2)	$0	$192,375	$0	$0	$192,375	$0	$0	$0
Health and Other Benefits (3)	$7,232	$26,196	$0	$7,232	$26,196	$0	$0	$0
Total	$482,232	$1,643,571	$0	$482,232	$1,643,571	$0	$500,000	$0

(1)    Represents 12 months' base salary as severance upon termination for good reason or without cause prior to the occurrence of a CIC not approved by Rentrak's board (columns (a) and (d)), and three times annual base salary as severance upon termination for good reason or without cause following the occurrence of a CIC not approved by Rentrak's board (columns (b) and (e)). Following Mr. Rosenbaum's death, his estate is entitled to a lump sum payment of $500,000 less any amounts payable under any life insurance policies purchased by Rentrak for the benefit of his dependents (column (g)).

(2)    Represents the value of unvested stock options at the time of the termination, calculated by multiplying the number of option shares by the closing price of our stock on March 30, 2007, $15.63 per share (the “Year-End Price”), and subtracting the aggregate exercise price of the unvested option shares. For columns in which no dollar amount is shown, all non-vested options at the time of either voluntary or non-voluntary termination are forfeited.

(3)    Represents the estimated current cost of continuation of 12 months of health insurance coverage (in the case of columns (a) and (d)) or three years of health insurance coverage and employer contribution to Rentrak's 401(k) plan (in the case of columns (b) and (e)).

Mark Thoenes, Chief Financial Officer

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$191,250	$538,000	$0	$191,250	$538,000	$0	$0	$0
Stock Option Vesting (2)	$0	$75,731	$0	$75,731	$75,731	$0	$0	$0
Health and Other Benefits (3)	$6,430	$20,146	$0	$6,430	$20,146	$0	$0	$0
Total	$197,680	$633,877	$0	$273,411	$633,877	$0	$0	$0

(1)    Represents nine months' base salary as severance upon termination for good reason or without cause prior to the occurrence of a CIC (columns (a) and (d)), and two times the sum of Mr. Thoenes's annual base salary plus average bonus during the prior two fiscal years as severance upon termination for good reason or without cause following the occurrence of a CIC (columns (b) and (e)).

(2)    Represents the value of unvested stock options at the time of the termination, calculated by multiplying the number of option shares by the Year-End Price, and subtracting the aggregate exercise price of the unvested option shares. For columns in which no dollar amount is shown, all non-vested options at the time of either voluntary or non-voluntary termination are forfeited.

(3)    Represents the estimated current cost of continuation of nine months of health insurance coverage (in the case of columns (a) and (d)) or two years of health insurance coverage and employer contribution to Rentrak's 401(k) plan (in the case of columns (b) and (e)).

Kenneth Papagan, President and Chief Strategy Officer

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$225,000	$646,250	$0	$225,000	$646,250	$0	$0	$0
Stock Option Vesting (2)	$0	$0	$0	$0	$0	$0	$0	$0
Health and Other Benefits (3)	$1,284	$6,424	$0	$1,284	$6,424	$0	$0	$0
Total	$226,284	$652,674	$0	$226,284	$652,674	$0	$0	$0

(1)    Represents nine months' base salary as severance upon termination for good reason or without cause prior to the occurrence of a CIC (columns (a) and (d)), and two times the sum of Mr. Papagan's annual base salary plus average bonus during the prior two fiscal years as severance upon termination for good reason or without cause following the occurrence of a CIC (columns (b) and (e)).

(2)	All stock options held by Mr. Papagan are fully vested.

(3)    Represents the estimated current cost of continuation of nine months of health insurance coverage (in the case of columns (a) and (d)) or two years of health insurance coverage and employer contribution to Rentrak's 401(k) plan (in the case of columns (b) and (e)).

Amir Yazdani, Chief Information Officer

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$325,000	$566,750	$0	$325,000	$566,750	$0	$0	$0
Stock Option Vesting (2)	$0	$21,850	$0	$0	$21,850	$0	$0	$0
Health and Other Benefits (3)	$11,831	$25,746	$0	$11,831	$25,746	$0	$0	$0
Total	$336,831	$614,346	$0	$336,831	$614,346	$0	$0	$0

(1)    Represents 15 months' base salary as severance upon termination for good reason or without cause prior to the occurrence of a CIC (columns (a) and (d)), and two times the sum of Mr. Yazdani's annual base salary plus average bonus during the prior two fiscal years as severance upon termination for good reason or without cause following the occurrence of a CIC (columns (b) and (e)).

(2)    Represents the value of unvested stock options at the time of the termination, calculated by multiplying the number of option shares by the Year-End Price, and subtracting the aggregate exercise price of the unvested option shares. For columns in which no dollar amount is shown, all non-vested options at the time of either voluntary or non-voluntary termination are forfeited.

(3)    Represents the estimated current cost of continuation of 15 months of health insurance coverage (in the case of columns (a) and (d)) or two years of health insurance coverage, employer paid supplemental life insurance and long-term disability insurance policy, and employer contribution to Rentrak's 401(k) plan (in the case of columns (b) and (e)).

Ronald Giambra, Senior Vice President Theatrical

	Voluntary Termination			Involuntary Termination (Other Than Death and Disability)			Death	Disability
	For Good Reason Without CIC	For Good Reason with CIC	Any Other Voluntary Termination	Without Cause and Without CIC	Without Cause and With CIC	Any Other Involuntary Termination
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash Severance (1)	$185,400	$534,150	$0	$185,400	$534,150	$0	$0	$0
Stock Option Vesting (2)	$0	$43,700	$0	$0	$43,700	$0	$0	$0
Health and Other Benefits (3)	$5,424	$14,464	$0	$5,424	$14,464	$0	$0	$0
Total	$190,824	$592,314	$0	$190,824	$592,314	$0	$0	$0

(1)    Represents nine months' base salary as severance upon termination for good reason or without cause prior to the occurrence of a CIC (columns (a) and (d)), and two times the sum of Mr. Giambra’s annual base salary plus average bonus during the prior two fiscal years as severance upon termination for good reason or without cause following the occurrence of a CIC (columns (b) and (e)).

(2)    Represents the value of unvested stock options at the time of the termination, calculated by multiplying the number of option shares by the Year-End Price, and subtracting the aggregate exercise price of the unvested option shares. For columns in which no dollar amount is shown, all non-vested options at the time of either voluntary or non-voluntary termination are forfeited.

(3)    Represents the estimated current cost of continuation of nine months of health insurance coverage (in the case of columns (a) and (d)) or two years of health insurance coverage (in the case of columns (b) and (e)).

REPORT OF THE COMPENSATION COMMITTEE

The “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee oversees, on behalf of the board of directors of Rentrak Corporation, Rentrak's executive compensation programs, including payments and awards to its executive officers and directors. The Committee has overall responsibility for approving and evaluating Rentrak's director and officer compensation plans, policies and programs and addressing other compensation issues facing Rentrak that require board action. The Committee is also responsible for discussing with management and recommending to the board of directors the Compensation Discussion and Analysis for inclusion in Rentrak’s annual proxy statement, in accordance with applicable SEC regulations.

In discharging its responsibilities, the Compensation Committee:

•	Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and
•

Based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement and furnished in Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2007, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Judith Allen (Committee Chair)	Cecil Andrus	Ralph Shaw

REPORT OF THE AUDIT COMMITTEE

The "Report of the Audit Committee" shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak's independent auditors, Grant Thornton LLP, to review Rentrak's accounting functions and the audit processes for the Company’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak's independent auditors and management the audited financial statements for fiscal 2007. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors' examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2007, be included in Rentrak's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Cecil Andrus (Committee Chair)	George Kuper	Ralph Shaw	Stanford Stoddard

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for the Company’s fiscal year ending March 31, 2008. Grant Thornton LLP audited Rentrak's financial statements for the fiscal year ended March 31, 2007. No approval or ratification of the choice of independent auditors by the shareholders is required by applicable law or regulation or Rentrak's governing documents. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions.

Fees Paid to Principal Independent Auditors

The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2007 and 2006:

	2007	2006
Audit Fees(1)	$451,453	$413,135
Audit Related Fees(2)	--	--
Tax Fees(3)	148,973	89,570
All Other Fees(4)	--	--

(1)

Consists of fees for audit services involving the audit of Rentrak's consolidated financial statements, review of interim quarterly statements, and attestation of Rentrak's assertion on internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Fiscal year 2006 total has been restated to include the amount that was previously included in Audit Related Fees (2) for internal control audit, consistent with classification of fiscal 2007 fees.

(2)

Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans. Rentrak did not have any audit-related fees in fiscal 2007 or fiscal 2006.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns for fiscal 2007 and 2006.

(4)	Consists of consulting services performed by our auditors not included in the other categories.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak's independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak's chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2007 and 2006 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2008

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders is March 18, 2008. To be considered at the 2008 Annual Meeting of Shareholders, Section 2.3.1 of Rentrak's 1995 Bylaws, as amended, requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak's principal executive office no later than 60 calendar days (or by June 24, 2008) and no earlier than 90 calendar days prior to the first anniversary of the date of the 2007 Annual Meeting.

By Order of the Board of Directors,

Mark L. Thoenes Executive Vice President, Chief Financial Officer and Secretary

Portland, Oregon

July 16, 2007

RENTRAK CORPORATION

2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the board of directors of

Rentrak Corporation ("Rentrak").

The undersigned hereby appoints each of Paul A. Rosenbaum and Mark L. Thoenes as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated below, all the shares of Rentrak common stock held of record by the undersigned on June 26, 2007, at the annual meeting of the shareholders to be held at Rentrak’s executive offices, located on the first floor at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, on August 23, 2007, at 10:00 a.m., Pacific Daylight Time, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1.

(continued and to be signed on the reverse side)

FOLD AND DETACH PROXY CARD HERE

(continued from other side)

Proposal 1: Election of Directors

The board of directors unanimously recommends a vote FOR each of the nominees named below.

Nominees: Judith G. Allen, Tom Allen, Cecil D. Andrus, George H. Kuper, Paul A. Rosenbaum, Ralph R. Shaw

☐ FOR election of all director nominees (except as noted below)	☐ WITHHOLD vote from all nominees

To withhold authority to vote for any individual nominee, identify the nominee in the space below:

Exceptions:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________________________________________, 2007
______________________________________________________
Signature
______________________________________________________
Signature if held jointly